UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-29148
                                                                         -------

                       Global TeleSystems (Europe) Limited
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                            Global TeleSystems House
                             151 Shaftesbury Avenue
                                 London WC2H 8AL
                                 United Kingdom
                               +44 20 77 69 81 00
--------------------------------------------------------------------------------
(Address,including zip code, and telephone number, including area code, of registrant's principal executive office)

                   $230,000,000 11 1/2% Senior Notes due 2007
                  DM 125,000,000 11 1/2% Senior Notes due 2007
                     $150,000,000 10 7/8% Senior Notes due 2008
                    DM 150,000,000 11% Senior Notes due 2008
--------------------------------------------------------------------------------
            (Titles of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  [ ]                   Rule 12h-3(b)(1)(i)  [x]
    Rule 12g-4(a)(1)(i)  [ ]                   Rule 12h-3(b)(1)(ii) [ ]
    Rule 12g-4(a)(1)(i)  [ ]                   Rule 12h-3(b)(2)(i)  [ ]
    Rule 12g-4(a)(1)(i)  [ ]                   Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6  [ ]

    Approximate number of holders of record as of the certification or notice date:

        $230,000,000 11 1/2% Senior Notes due 2007:  20
        DM 125,000,000 11 1/2% Senior Notes due 2007:  4
        $150,000,000 10 7/8% Senior Notes due 2008:  15
        DM 150,000,000 11% Senior Notes due 2008:  9
        -------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934 Global TeleSystems (Europe) Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    March 30, 2001           By:       /s/         Jeffrey Von Deylen
-------------------                  -------------------------------------
                                         Name:   Jeffrey Von Deylen
                                         Title:  Senior Vice President - Finance